Exhibit 99



                Tel-Instrument Electronics Corp Names New COO and
                 Announces Initial Order of New Digital Product


     CARLSTADT, N.J.--(BUSINESS WIRE)--June 19, 2006--Tel-Instrument Electronics Corp ("Tel") (AMEX: TIK) is proud to announce the appointment of Jeffrey C. O'Hara as its Chief Operating Officer and the receipt of a $407,000 0rder for the new TR-401 test unit.
     Mr. O'Hara has served as Director of the Company since 1998, and has served as Vice President and Director of Operations of the Company since August 2005. Mr. O'Hara's experience in strategic business planning and finance will be of great value to the Company in support of its aggressive growth plans. He is a graduate of Boston College, has an M.B.A. in Finance from the University of Michigan, and is also a Certified Public Accountant (CPA). Mr. O'Hara has over 20 years of senior executive experience, including various positions at General Motors, CFO at Keywell Corporation (a $500MM firm located in Chicago), and CFO and then President of a venture capital backed company in Chicago. Mr. O'Hara, a Tel shareholder for many years, owns 112,100 shares of the Company's stock.
     Reporting directly to the CEO, Mr. O'Hara will be responsible for overseeing all Company operations. "I am pleased to have Mr. O'Hara as an integral part of our management team. I am confident that he will help provide the Company with long- term strategic, financial, and technological direction." said Mr. Harold K. Fletcher, CEO.
     From a business development standpoint, Tel is pleased to announce the receipt of a $407,000 order for 14 TR-401 test units from a major U.S. military airframe manufacturer. These units are scheduled to be delivered in the second and third quarters of the current fiscal year. The TR-401 is a digitally-based RF test set that represents the culmination of several years of research and development effort. While the TR-401 is a specialized product that is not expected to have significant future market potential, the core RF technology will form the foundation for Tel's next generation test sets and will be an integral component of the AN/USM-708 (CRAFT). The TR-401 development and product testing process has allowed Tel to validate the functionality of its new digital design with an extremely sophisticated customer prior to introduction of this new technology in its core product lines.

     Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of navigation, communication and databus equipment. For further information please visit our website at www.telinstrument.com.

     Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.


     CONTACT: Tel-Instrument Electronics Corp
              Mr. Joseph P. Macaluso, 201-933-1600